Exhibit 99.1

Contact:	John C. Merriwether
Vice President of Financial Relations
Health Management Associates, Inc.
(239) 598-3104

HEALTH MANAGEMENT ASSOCIATES, INC.

REPORTS RECORD THIRD QUARTER

Earnings Per Share Increases 20%

NAPLES, FLORIDA (July 20, 2004) Health Management Associates, Inc. (NYSE: HMA) announced today that its net patient service revenue for its third quarter ended June 30, 2004 grew 26.3% to $817.3 million, up $170.2 million from $647.1 million for the same quarter a year ago. Earnings per share (diluted) for the quarter were $0.36, up 20%, or $0.06, from $0.30 per share for the same quarter a year ago. Net income for the quarter was $89.3 million, a $13.4 million increase from $75.9 million for the comparable quarter a year ago.

Net patient service revenue at hospitals owned and operated by HMA for one year or more increased 4.8% during the third quarter. This represents HMA’s 63rd consecutive quarter of same hospital revenue growth. Among the factors that contributed to HMA’s revenue growth during the third quarter was a 1.2% increase in same hospital admissions as well as improved pricing, which resulted in a 3.5% increase in net revenue per admission. Overall, total admissions grew 21.9% in the third quarter as compared to the same quarter a year ago, reflecting the admissions contribution from hospitals acquired by HMA during the twelve months ended June 30, 2004. In addition, same hospital adjusted admissions, which adjusts admissions for outpatient volume, grew 2.7% in the third quarter as compared to the same period a year ago. HMA’s continued focus on outpatient services, including, among other things, a 2.3% increase in emergency room visits during the third quarter compared to the same quarter a year ago, contributed to the adjusted admissions increase.

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Health Management Associates, Inc./Page 2

HMA’s industry-leading same hospital EBITDA margins were 25.3% for the third quarter. EBITDA is defined as earnings before interest, taxes, depreciation and amortization, and after minority interest. EBITDA represents a non-GAAP (Generally Accepted Accounting Principles) financial measure. A table reconciling this measure to the appropriate GAAP measure is included in this press release under the heading “Supplemental Consolidated Statements of Income Information.” Management believes that providing non-GAAP information regarding EBITDA is important to investors, as it provides a measure of liquidity and performance.

“HMA’s third quarter and year-to-date results derive from HMA’s long-term strategy of first acquiring underperforming hospitals in growing, non-urban areas and then implementing a proven operating strategy to improve the quality of health care through effective management, capital investment and physician recruitment,” said Joseph V. Vumbacco, President and Chief Executive Officer of HMA. “Over the past two decades, HMA has been welcomed into dozens of non-urban communities to improve existing hospital operations. In return, these communities have benefited from improvements in the quality of health care, an expansion of locally offered services and a focus on the delivery of health care close to home. HMA remains committed to continuing this successful strategy.”

For the nine months ended June 30, 2004, HMA’s net patient service revenue increased to $2,407.8 million, an increase of 26.5%, or $504.8 million, when compared to the comparable nine-month period a year ago. Earnings per share (diluted) increased 20% to $1.02 per share compared to $.85 per share for the same nine-month period a year ago. Net income for the nine-month period increased $37.5 million to $251.1 million, from $213.6 million in the same period a year ago.

For more than 20 years, HMA has successfully employed a decentralized management style at its hospitals. HMA believes that this decentralized management style, combined with HMA’s centralized financial controls and its development of the proprietary Pulse System™, have contributed to HMA’s success. Local, on-site business office operations at HMA hospitals are an example of this important long-term strategy. “A local business office presence is necessary in our communities to ensure prompt, accurate billing and responsive customer service,” added Vumbacco. “Our local business office personnel have always worked closely with our patients to answer billing questions and provide information regarding third-party health insurance coverages. Our local business offices also assist our patients in the qualification process for Medicaid and charity care programs, which results in additional health care benefits for the patient beyond the hospital door.”

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Health Management Associates, Inc./Page 3

During the second quarter ended March 31, 2004, HMA obtained the necessary “tie-in notices” from Medicare for the hospitals it acquired in the previous eight months, thereby allowing HMA to receive reimbursement at these hospitals under the Medicare system. Cash collections also continued to improve during the third quarter ended June 30, 2004, as HMA’s Days Sales Outstanding (“DSOs”) were 70 days, within HMA’s stated objective range of between 65 and 73 days, as published at the beginning of its fiscal year, and a three-day improvement from the 73 days reported for the second quarter ended March 31, 2004. In addition, cash flow from operations was $328.8 million for the nine-month period ended June 30, 2004, a 23.7% increase compared to the cash flow from operations for the same nine-month period a year ago. This 23.7% increase in year-to-date cash flow from operations represents continued improvement over the 20% growth experienced in the second quarter’s year-to-date cash flow from operations.

On May 14, 2004, HMA replaced an existing $450 million line of credit with a new $600 million line of credit. This new credit facility improves HMA’s financial flexibility while providing more favorable terms than HMA’s previous credit facility. This new $600 million line of credit bears interest at the London Inter-Bank Offered Rate, or LIBOR rate, plus 62.5 basis points, a reduction of 37.5 basis points from the interest rate paid by HMA under its previous line of credit. HMA’s cash flow from operations has been significant, and as a result, as of June 30, 2004, HMA had repaid $175 million of the $275 million originally borrowed under the line of credit to acquire five hospitals on November 1, 2003. Subsequently, during early July 2004, HMA repaid another $50 million on the line of credit, leaving $550 million available for future growth. HMA has lowered its interest expense on existing borrowings and has positioned itself for future growth.

The United States hospital industry has seen an increase in the number of uninsured and under-insured patients seeking health care, and HMA’s experience reflects this similar trend. HMA’s bad debt expense has remained relatively stable, compared to the rest of the industry, as a result of efficient local business office operations, attractive non-urban demographics and its consistent application of appropriate charity care, indigent and bad debt practices. Bad debt expense for the quarter ended June 30, 2004 was 7.6%, an increase of 40 basis points from 7.2% for the same quarter a year ago. HMA’s charity care/indigent write offs were $105.9 million or 4.0% of gross revenue for the third quarter ended June 30, 2004, and $68.6 million or 3.4% of gross revenue for the same quarter a year ago.

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Health Management Associates, Inc./Page 4

On November 1, 2003, HMA achieved its acquisition objective for fiscal year 2004 by completing the acquisition of five non-urban hospitals. HMA’s proprietary Pulse System™ was operational in all five hospitals on the day the transaction was completed. “All of our recent hospital acquisitions are achieving or exceeding management’s expectations,” stated Vumbacco. “The smooth and efficient integration of these five hospitals into the HMA family of hospitals is a tribute both to the efficiency of the systems we have in place and the dedication and efforts of our employees.”

On July 19, 2004, HMA announced the signing of a definitive agreement to acquire the 82-bed Chester County Hospital and certain ancillary services, located in Chester, South Carolina. This non-urban hospital is the sole local provider of hospital services in the Chester County area, a growing region that presently has approximately 35,000 residents. This transaction is expected to be completed during the fourth quarter ending September 30, 2004. “The Chester County Hospital has served this community for 52 years, and HMA is pleased to have been chosen to improve upon that legacy of health care delivery,” stated Vumbacco. “We welcome the physicians and employees of the Chester County Hospital into the HMA family, and we will strive together to expand services and improve the quality of health care close to home.” Upon completion of this acquisition, HMA will have exceeded its acquisition objective, set forth at the beginning of the fiscal year.

HMA is also one step closer to commencing construction of a brand new hospital in Collier County, Florida, home of HMA’s corporate headquarters. During October 2003, HMA received a Certificate of Need, or CON, from the State of Florida to build the new 100-bed Collier Regional Medical Center. On May 11, 2004, HMA received unanimous approval from the Collier County Board of Commissioners to rezone the 60-acre parcel upon which the future hospital and a medical office building will reside. “Collier County is one of the fastest growing areas in the nation, and the existing health care system has not been able to adequately handle the expanding volume of patients seeking care,” added Vumbacco. “The new Collier Regional Medical Center will bring much needed additional services, access and choice to this underserved community. We look forward to opening this hospital and serving the health care needs of Collier County residents as soon as possible.”

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Health Management Associates, Inc./Page 5

HMA continues to strive to meet the health care needs of other non-urban communities and, on June 12, 2004, was awarded a preliminary CON to build the 80-bed North Port Regional Medical Center in North Port, Florida. “While this hospital is several years away from opening, we are very pleased to have been chosen by the State of Florida to better serve the residents of North Port,” added Vumbacco. “We will continue to seek avenues to achieve our mission of delivering high quality health care close to home for residents of non-urban communities who now must leave their communities to seek hospital services elsewhere.”

HMA’s focus on improving the quality of health care in the communities it serves recently earned the Pasco Regional Medical Center, located in Dade City, Florida, the honor of being named by Solucient, Inc. as one of the nation’s 100 Top Hospitals. Solucient, a leader in providing health care information to payors, providers, employers and the health care industry, conducts annual studies that objectively measure hospitals’ clinical practices, operations and financial management. Inclusion in Solucient’s 100 Top Hospitals: Benchmarks for Success study recognizes superior performance in these areas. “We are very proud to be recognized for our continued commitment to quality health care, and I would like to thank the employees and physicians at the Pasco Regional Medical Center for their continued dedication and ongoing efforts in providing outstanding health care to their patients,” stated Vumbacco. “Pasco Regional has only been with the HMA family four years. This honor serves as a testament to the integration of HMA’s operating strategies.”

HMA focuses on the effective investment of capital necessary to provide its physicians and employees with the tools they need to deliver high quality health care. This is a central component to HMA’s successful operating strategy, and several significant capital projects have opened or will be opening during the fourth quarter ending September 30, 2004. On July 7, 2004, the Heart of Florida Regional Medical Center, located in Greater Haines City, Florida, opened a new Day Surgery Center and Intensive Care Unit, bringing the total number of licensed beds to 127. Heart of Florida is currently expecting State approval of an additional 15 beds that will bring the total number of licensed beds to 142, representing a 278% increase in licensed beds since 1993. “Heart of Florida Regional Medical Center has experienced almost constant expansion since the new replacement hospital was completed in 1997, and based on the community’s needs, additional expansions are likely,” stated Vumbacco. The new 144-bed Heart of Lancaster Regional Medical Center replacement hospital located in Lancaster, Pennsylvania will open on August 1, 2004. Residents of the Lancaster area will enjoy a modern facility with state-of-the art equipment and a new Women’s Pavilion. “The new 144-bed hospital represents an additional $60 million investment by HMA in the Lancaster community, completely replacing an older facility with state-of-the-art equipment and design features to help deliver health care more efficiently and effectively,” added Vumbacco.

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Health Management Associates, Inc./Page 6

On April 27, 2004, HMA’s Board of Directors approved a quarterly cash dividend of $0.02 per share, which was paid on June 1, 2004 to shareholders of record as of May 7, 2004. In initiating the Company’s dividend policy in October 2002, the Board of Directors cited both HMA’s strong operational history over a long period of time, as well as HMA’s desire to provide its shareholders with an additional opportunity for a return on investment. HMA believes that its dividend policy is another indication of its financial strength and prospects, and further differentiates HMA from the rest of its industry.

The senior management team will discuss HMA’s performance in greater detail during a live conference call and audio webcast later this morning. All interested investors are invited to access the webcast at 11:00 a.m. EST, via HMA’s website at www.hma-corp.com or via www.streetevents.com or the conference call by dialing (877) 476-3476. The webcast will be archived on the HMA website under the “Investor Relations” section.

HMA expects to announce its fourth quarter and year-end results for the quarter and year ended September 30, 2004 on Tuesday, October 26, 2004.

HMA is the premier operator of non-urban general acute care hospitals in communities situated throughout the United States. HMA has generated 15 years of uninterrupted operating earnings growth and operates 52 hospitals in 16 states with 7,562 licensed beds.

Certain statements contained in this release, including, without limitation, statements containing the words “believes,” “anticipates,” “intends,” “expects,” “optimistic,” and words of similar import, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may include projections of revenues, income or loss, capital expenditures, capital structure, or other financial items, statements regarding the plans and objectives of management for future operations, statements of future economic performance, statements of the assumptions underlying or relating to any of the foregoing statements, and other statements which are other than statements of historical fact.

Statements made throughout this release are based on current estimates of future events, and the Company has no obligation to update or correct these estimates. Readers are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially as a result of these various factors.

(financial tables attached)

HEALTH MANAGEMENT ASSOCIATES, INC.

CONSOLIDATED STATEMENTS OF INCOME

(in thousands except per share amounts)

(unaudited)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2004	2003	2004	2003
Net patient service revenue	$817,341	$647,127	$2,407,801	$1,903,018
Costs and expenses:
Salaries and benefits	315,776	245,477	943,922	733,934
Supplies and other	239,087	185,328	711,395	548,796
Provision for doubtful accounts	62,514	46,448	180,179	137,772
Depreciation and amortization	34,030	28,003	99,413	81,203
Rent expense	16,540	12,466	49,386	36,677
Interest, net	3,640	3,802	12,802	11,275

Total costs and expenses	671,587	521,524	1,997,097	1,549,657

Income before minority interests and income taxes	145,754	125,603	410,704	353,361
Minority interests in earnings of consolidated entities	1,580	1,121	4,115	3,106

Income before income taxes	144,174	124,482	406,589	350,255
Provision for income taxes	54,891	48,561	155,520	136,613

Net Income	$89,283	$75,921	$251,069	$213,642

Net income per share:
Basic	$0.37	$0.32	$1.04	$0.89

Diluted	$0.36	$0.30	$1.02	$0.85

Weighted average number of shares outstanding:
Basic	243,175	239,108	242,488	238,790

Diluted	247,136	257,379	246,901	257,186

EARNINGS PER SHARE CALCULATION

Net income	$89,283	$75,921	$251,069	$213,642
Add: Interest from convertible debt, net of taxes	—	1,360	—	4,147

Adjusted net income	$89,283	$77,281	$251,069	$217,789

Basic shares outstanding	243,175	239,108	242,488	238,790
Add: Employee stock options	3,961	3,822	4,413	3,947
Convertible shares	—	14,449	—	14,449

Diluted shares outstanding	247,136	257,379	246,901	257,186

Diluted earnings per share	$0.36	$0.30	$1.02	$0.85

HEALTH MANAGEMENT ASSOCIATES, INC

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	June 30, 2004	September 30, 2003
	(unaudited)
Assets
Current Assets:
Cash and cash equivalents	$115,612	$395,338
Accounts receivable, net	632,314	527,254
Other current assets	149,715	170,744
Property, plant and equipment, net	1,703,462	1,427,715
Restricted funds	52,160	15,924
Other assets	766,409	442,512

	$3,419,672	$2,979,487

Liabilities and Stockholders’ Equity
Current liabilities	$297,019	$272,963
Deferred income taxes	48,984	48,984
Other long-term liabilities and minority interests	134,093	95,752
Long-term debt	1,024,150	924,713
Stockholders’ equity	1,915,426	1,637,075

	$3,419,672	$2,979,487

	Three Months Ended June 30,		Nine Months Ended June 30,
	2004	2003	2004	2003
Same Hospitals
Occupancy	45.8%	46.0%	49.1%	48.3%
Patient Days	246,734	249,387	786,933	768,937
Admissions	57,554	56,872	180,369	175,214
Adjusted Admissions	93,928	91,497	286,963	277,114
Average length of stay	4.3	4.4	4.4	4.4
Total surgeries	51,781	52,678	155,878	157,380
Outpatient Revenue percentage	49.1%	48.1%	46.6%	45.6%
Inpatient Revenue percentage	50.9%	51.9%	53.4%	54.4%

Total Hospitals
Occupancy	45.4%	47.5%	48.3%	49.5%
Patient Days	312,639	264,548	983,321	813,418
Admissions	69,427	56,974	215,597	176,186
Adjusted Admissions	114,805	91,530	347,585	278,183
Average length of stay	4.5	4.6	4.6	4.6
Total surgeries	59,739	52,678	177,584	157,430
Outpatient Revenue percentage	48.7%	47.7%	47.5%	45.4%
Inpatient Revenue percentage	51.3%	52.3%	52.5%	54.6%

HEALTH MANAGEMENT ASSOCIATES, INC.

SUPPLEMENTAL CONSOLIDATED STATEMENTS OF INCOME INFORMATION

(dollars in thousands)

(unaudited)

	Three Months Ended June 30,
	2004	2003
Net patient service revenue	$817,341	$647,127

Less acquisitions, corporate and other	145,673	5,972

Same hospital net patient service revenue	$671,668	$641,155

Income before income taxes	$144,174	$124,482

Add:
Interest, net	3,640	3,802
Depreciation and amortization	34,030	28,003

EBITDA	181,844	156,287

Adjustment for acquisitions, corporate and other	12,092	(11,445)

Same hospital EBITDA	$169,752	$167,732

Same hospital EBITDA margins = Same hospital EBITDA / same hospital net patient service revenue	25.3%	26.2%

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